Exhibit 99.1

                                NEWS RELEASE

                                                           October 21, 2004

For Further Information
Contact:
         Union Trust Company
         Timothy R. Maynard
         Senior Vice President and
         Chief Financial Officer

               Union Bankshares Reports Third Quarter Earnings

Ellsworth - Union Bankshares is pleased to announce that net earnings for the three months ended September 30, 2004 were $1.3 million, an increase of $147,000 or 13.3% over the same period last year. Earnings per share for the three months ended September 30, 2004 were $2.19, a 13.5% increase over the $1.93 reported for the same period in 2003. For the nine months ended September 30, 2004, total earnings amounted to $3.7 million or an increase of $401,000 or 12.1% and earnings per share were $6.51, an increase of $0.72 cents or 12.4% over the same period last year.

"Growth in earning assets continues to be the major component driving the Company's performance this year" stated Peter Blyberg, President and CEO of Union Bankshares. This growth offset in part by a slight increase in our overall funding costs contributed to an increase in our net interest income of $1.6 million or 15.4% over the first nine months of 2003.

Financial Condition

The Company's total assets amounted to $486.5 million at September 30, 2004 compared to $425.7 million at September 30, 2003, an increase of $60.8 million or 14.3%. The increase in total assets is primarily attributable to an increase in investment securities and total loans. Investment securities increased $30.2 million or 26.2% to $145.7 million at September 30, 2004 from $115.4 million at September 30, 2003. The growth in the Company's investment portfolio was primarily in U.S. Government Agency securities and were principally funded with advances from the Federal Home Loan Bank, which at September 30, 2004 amounted to $112.3 million compared
with $60 million for the same period one year ago.   As of September 30,
2004 compared to the same period last year, total loans increased by $29.3 million or 10.6% to $304.7 million or 62.6% of total assets. Overall loan growth was primarily in residential real estate loans, which represent 84% of total loans.

During the first nine months of 2004, the Company provided $143,000 to the allowance for loan losses (ALLL), compared to $315,000 in the first nine months of 2003. Management believes the ALLL as of September 30, 2004 of $4.5 million or 1.47% of total loans outstanding is appropriate based on the economic conditions in the Company's service area and management's estimation of the quality of the loan portfolio as of September 30, 2004. As of September 30, 2003, the ALLL was $4.2 million, 1.53% of total loans.

Total deposits increased $7.0 million or 2.3% to $309.3 million at September 30, 2004 from the same period last year. The increase occurred primarily in demand deposits and savings accounts, which are typically added at a lower cost relative to borrowed funds and certificates of deposit.

Results of Operations

Net income for the nine months ended September 30, 2004 was $3.7 million, an increase of $401,000 or 12.1% over net income for the comparable period of 2003. Annualized return on average equity ("ROE") and return on average assets ("ROA") for the first nine months of the year were 12.01% and 1.07%, respectively. Annualized ROE and ROA were 11.15% and 1.11%, respectively, for the same period in 2003.


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During the first nine months of 2004, the Company continued to experience downward pressure on the net interest margin as yields on earning assets continued to decline faster than the cost of funding, resulting in a net interest margin of 3.81% compared to 3.98% for the same period in 2003. In spite of this decline, net interest income increased $1.6 million or 15.4% compared to the same period one year ago, largely driven by a $59.5 million or 15.2% increase in earning assets over September 30, 2003. In addition, for the first nine months of 2004 as compared to the same period in 2003 the Company experienced a decline in non-interest income of $635,000 or 13.3%, primarily due to a dramatic slowdown in mortgage origination activity. Offsetting the drop in mortgage origination income were increases in deposit account fees and financial services income. The Company saw only a moderate increase of $638,000 or 6.3%, in non-interest expense, primarily due to increases in personnel cost offset in part by a decrease in other expenses. Earnings per share for the first nine months of 2004 were $6.51, a 12.4% increase over the $5.79 reported for the same period in 2003.

Net income for the three months ended September 30, 2004 was $1.3 million, an increase of $147,000 or 13.3% over net income for the comparable period of 2003. The major contributing factor to the increase in net income for the three months ended September 30, 2004 in comparison to 2003 was a $524,000 or 14.8% increase in net interest income due to considerable growth in earning assets over the same period last year. In addition, non-interest income for the three months ended September 30, 2004 experienced only a slight decline of $36,000 or 2.5% as compared to one year ago and non-interest expense increased $431,000 or 13.4% primarily due to an increase in personnel costs as compared to the same period in 2003. Earnings per share for the three months ended September 30, 2004 were $2.19, a 13.5% increase over the $1.93 reported for the same period in 2003.

Forward Looking Statements

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

      General and local economic conditions;
      Changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition;
      Changes in accounting principles, policies, or guidelines;
      Changes in legislation or regulation; and Other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From fifteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Machias. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 160 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.


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